Exhibit 99.1

News Release CRESTWOOD MIDSTREAM PARTNERS LP 700 Louisiana Street, Suite 2060 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Third Quarter 2012 Results

Reports Record Adjusted EBITDA and Adjusted

Distributable Cash Flow on Higher Gathering Volumes

HOUSTON, TEXAS, November 6, 2012 – Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood” or the “Partnership”) reported today its unaudited financial results for the three months ended September 30, 2012. Key financial and operating results with respect to the third quarter 2012 included the following:

Third Quarter 2012 Financial Highlights

•	Reported record adjusted earnings before interest, taxes, depreciation, amortization and accretion (“Adjusted EBITDA”) of $32.0 million, up 12% from the $28.5 million reported in the second quarter 2012, on 9% higher gathering volumes on Crestwood’s 100% owned gathering systems and 13% higher gathering volumes on Crestwood’s 35% owned Marcellus Shale pipelines.

•	Reported record adjusted distributable cash flow of $25.2 million, up 22% from the $20.6 million reported for the second quarter 2012.

•	Announced a quarterly distribution increase with respect to the third quarter 2012 of $0.51 per common unit (equivalent to $2.04 per common unit on an annualized basis), representing a 6.3% increase compared to the distribution paid with respect to the third quarter 2011.

•	Crestwood’s third quarter 2012 performance resulted in an improvement in distribution coverage ratio to 1.0x for the current quarter compared to 0.85x in the second quarter 2012.

•	Reported adjusted net income of $12.0 million, or $0.17 of adjusted earnings per limited partner unit, compared to analyst consensus estimates of $0.18 per limited partner unit.

Third Quarter 2012 Operational Highlights

•	In the rich gas portion of the Barnett Shale, Crestwood completed the acquisition of Devon Energy Corporation’s (“Devon”) West Johnson County gas gathering system and processing plant for $87 million. Crestwood is currently connecting the acquired system to its Cowtown rich gas gathering system and processing plants which will make the acquired processing plant available in the fourth quarter 2012 for redeployment in other rich gas areas where Crestwood is developing projects. In conjunction with the transaction, Crestwood entered into a 20 year gathering and processing agreement with Devon.

-more-

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•	In the Marcellus Shale region, Crestwood continued to expand its operations group and completed its first major gathering system expansion since taking over operations from Antero Resources Appalachian Corporation (“Antero”) in the second quarter 2012. During the third quarter 2012, gathering volumes increased to 289 million cubic feet per day (“MMcf/d”) compared to 257 MMcf/d in the second quarter 2012, based on increased drilling activity by Antero and improved results from completed wells. October 2012 volumes averaged 362 MMcf/d and November 1, 2012 spot volumes totaled 376 MMcf/d.

•	Other activities impacting Crestwood’s volumes during the third quarter 2012 compared to the second quarter 2012 were a 26% increase in processing volumes, 21% higher gathering volumes in the Fayetteville and Granite Wash segments and 10% higher volumes in the Barnett Shale segment despite lower volumes on the Lake Arlington system and a temporary shut-in of volumes on the Cowtown system due to a fire at our Corvette processing plant.

“We are pleased to deliver record Adjusted EBITDA and adjusted distributable cash flow in the third quarter as each of our business segments showed improvement over the second quarter of 2012,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “In general, we saw increased drilling activity in all of our operating areas except the dry gas areas of the Barnett Shale and the Haynesville/Bossier Shale. Our 2012 rich gas acquisitions, the Antero Marcellus assets and the Devon Barnett assets, added significantly to our third quarter results and should continue to contribute sequential growth in future quarters based on current producer drilling and development plans. We continue to look for bolt-on acquisitions around our existing assets and opportunities to expand our rich gas exposure through organic development projects or diversifying acquisitions,” stated Phillips.

Summary Third Quarter 2012 Financial and Operating Results

Crestwood’s Adjusted EBITDA for the third quarter 2012 totaled $32.0 million, a 10% increase from Adjusted EBITDA of $29.1 million in the third quarter 2011. The increase in Adjusted EBITDA was primarily attributable to the contribution from Crestwood Marcellus Midstream (“CMM”) due to growth of our rich gas volumes in the Marcellus Shale and assets acquired from Devon in the rich gas area of the Barnett Shale in the third quarter 2012. Also contributing to the increase was a 23% increase in Crestwood’s Barnett and Granite Wash processing volumes, higher volumes in the Fayetteville segment and the contribution from our Haynesville assets which were acquired in the fourth quarter 2011.

NEWS RELEASE

Volumes on Crestwood’s 100% owned gathering systems averaged 604 MMcf/d in the third quarter 2012, down 2% from 619 MMcf/d gathered in the third quarter 2011, but 8% higher than the 561 MMcf/d gathered in the second quarter 2012. Gathered volumes on the newly acquired assets in the rich gas area of the Barnett averaged 78 MMcf/d since closing on August 24, 2012, and contributed approximately $2.0 million of revenue during the quarter. Volumes gathered on the CMM systems (35% owned and operated by Crestwood) totaled 289 MMcf/d during the third quarter 2012. CMM had 100% Adjusted EBITDA of $6.4 million and contributed Adjusted EBITDA of $2.2 million to Crestwood during the third quarter 2012, up 19% from the second quarter 2012. Total gathering volumes for all systems operated by Crestwood for the third quarter 2012 were 893 MMcf/d.

Third Quarter 2012 Segment Performance

Barnett Segment

Operating revenues, net of product purchases, in the Barnett segment totaled $33.3 million in the third quarter 2012, compared with $36.9 million in the third quarter 2011, but 6% higher than the $31.5 million reported in the second quarter 2012. Gathering volumes totaled 438 MMcf/d in 2012, compared with 507 MMcf/d in 2011, but 9% over the 401 MMcf/d reported in the second quarter 2012. The year-to-year gathering volume decrease was primarily due to lower drilling activity on the Lake Arlington and Alliance systems but was partially offset by a 23% increase in higher margin processing volumes which totaled 160 MMcf/d, compared with 130 MMcf/d in the prior year and 129 MMcf/d in the second quarter of 2012. Third quarter 2012 revenues were negatively impacted by approximately $0.5 million due to system down-time following a compressor fire at the Corvette facility in September 2012. Operating and maintenance expenses totaled $7.0 million, an increase of $1.0 million from the third quarter 2011 which was primarily attributable to the addition of the new Devon assets and $0.5 million of additional clean-up expenses at the Corvette facility during the third quarter 2012.

Fayetteville Segment

Operating revenues in the Fayetteville segment, net of product purchases, totaled $7.0 million in the third quarter 2012, compared with $6.6 million in the third quarter 2011, but 13% higher than the $6.2 million reported in the second quarter 2012. Gathering volumes totaled 91 MMcf/d during the third quarter 2012, compared to 85 MMcf/d in the third quarter 2011 and 78 MMcf/d in the second quarter 2012. Crestwood connected 9 new wells from 3 new pads in the third quarter 2012 and new wells continue to show improved initial production performance. Operating and maintenance expenses totaled $1.9 million for the third quarter 2012, a decrease of $2.1 million from 2011 due primarily to lower expenses for leased compression and decreased costs for right-of-way maintenance.

NEWS RELEASE

Granite Wash

Operating revenues in the Granite Wash segment, net of product purchases, totaled $1.2 million in the third quarter 2012, compared to $1.4 million in the third quarter 2011, but 23% higher than the second quarter 2012. The year-to-year decrease reflects lower resale prices due to lower gas and NGL prices in 2012 despite higher volumes. Compared to the second quarter 2012, gathering and processing volumes were up 5 MMcf/d to 20 MMcf/d due to increased drilling by Le Norman Operating LLC in the area of our Indian Creek assets. Operating and maintenance expenses totaled $0.6 million, an increase of $0.1 million from the third quarter 2011.

Other Operations

Other operating revenues, net of product purchases, totaled $3.2 million and include the Sabine gathering system in the Haynesville/Bossier Shale, which was acquired in the fourth quarter 2011, and the Las Animas system in the Avalon Shale trend acquired in the first quarter 2011. Gathering volumes on the Sabine and Las Animas systems totaled 45 MMcf/d and 9 MMcf/d, respectively, during the third quarter 2012. Operating and maintenance expenses related to these assets totaled $0.7 million during the third quarter 2012.

CMM Contribution

Equity earnings from Crestwood’s investment in CMM totaled $1.8 million for the third quarter 2012, which represents a 35% ownership interest in CMM. Crestwood’s pro-rata portion of CMM’s Adjusted EBITDA totaled $2.2 million. Volumes gathered by CMM during the third quarter 2012 averaged 289 MMcf/d, an increase of 12% over the second quarter 2012. During the third quarter 2012, Antero had an average of 6 drilling rigs running on acreage dedicated to CMM and completed 16 new Marcellus Shale wells which were connected to the CMM gathering systems. Wells added during the third quarter 2012 have ramped up to an October 2012 average of 362 MMcf/d and a November 1, 2012 spot volume of 376 MMcf/d indicating the prolific nature of the Antero wells after system debottlenecking and the addition of system compression.

NEWS RELEASE

General and Administrative Expenses

General and administrative expenses totaled $5.8 million in the third quarter 2012 (including $0.5 million of non-recurring costs primarily related to the acquisition of assets from Devon), compared to $5.6 million in the third quarter 2011. General and administrative expenses incurred by CMM totaled $0.8 million during the third quarter 2012.

Capital Investment and Resources

At September 30, 2012, Crestwood had approximately $533 million of debt outstanding, comprised of $200 million principal amount of 7.75 percent fixed-rate senior notes and approximately $333 million of borrowings under its $500 million revolving credit facility. During the third quarter 2012, Crestwood issued 4.6 million common units in an underwritten public offering. Net proceeds of approximately $115 million were used to fund the Devon acquisition, with the remaining proceeds used to reduce the outstanding balance of the revolving credit facility. In addition, CMM (which is an unconsolidated affiliate) had $19.5 million of debt outstanding under its $200 million revolving credit facility at September 30, 2012.

Capital spending for the nine months ended September 30, 2012, totaled $29.0 million (excluding acquisition capital), comprised of $26.1 million of growth capital and $2.9 million of maintenance capital. Growth capital was used to construct pipeline laterals and compression equipment in the Fayetteville and Barnett segments. Total capital spending for the full year 2012 is expected to be approximately $35 million, comprised of $30 million for growth projects and $5 million on maintenance. Growth capital spending by CMM, which is funded under its revolving credit facility, totaled $5.4 million since commencing operations at the end of March 2012. Growth capital spending by CMM for the full year 2012 is expected to total approximately $20 million.

Non-GAAP Financial Measures

Adjusted net income, adjusted net income per unit, Adjusted EBITDA and adjusted distributable cash flow are non-generally accepted accounting principles (“non-GAAP”) financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

NEWS RELEASE

Conference Call

Crestwood will host a conference call for investors and analysts on Tuesday, November 6, 2012, beginning at 10:00 a.m. Central Time, to discuss the third quarter 2012 performance. Interested parties may participate by joining the conference call at 888-600-4861 and entering passcode 8380645. The conference call will also be webcast live and can be accessed through the Investor Relations section of our website at www.crestwoodlp.com. A replay will be available for 30 days following the conference call by dialing 888-203-1112 and entering the replay passcode 8380645.

About Crestwood Midstream Partners LP

Houston, Texas based Crestwood is a growth-oriented, midstream master limited partnership which owns and operates predominately fee-based gathering, processing, treating and compression assets servicing natural gas producers in the Barnett Shale in north Texas, the Fayetteville Shale in northwest Arkansas, the Granite Wash in the Texas Panhandle, the Marcellus Shale in northern West Virginia, the emerging Avalon Shale trend in southeastern New Mexico, and the Haynesville/Bossier Shale in western Louisiana. For more information about Crestwood, visit www.crestwoodlp.com.

Forward-Looking Statements

The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements. Although these statements reflect the current views, assumptions and expectations of Crestwood’s management, the matters addressed herein are subject to numerous risks and uncertainties which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect Crestwood’s financial condition, results of operations and cash flows including, without limitation, changes in general economic conditions; fluctuations in oil, natural gas and NGL prices; the extent and success of drilling efforts, as well as the extent and quality of natural gas volumes produced within proximity of our assets; failure or delays by our customers in achieving expected production in their natural gas projects; competitive conditions in our industry and their impact on our ability to connect natural gas supplies to our gathering and processing assets or systems; actions or inactions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers; our ability to consummate acquisitions, successfully integrate the acquired businesses, realize any cost savings and other synergies from any

NEWS RELEASE

acquisition; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; timely receipt of necessary government approvals and permits, our ability to control the costs of construction, including costs of materials, labor and right-of-way and other factors that may impact our ability to complete projects within budget and on schedule; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing and future litigation; and risks related to our substantial indebtedness, as well as other factors disclosed in Crestwood’s filings with the U.S. Securities and Exchange Commission. You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011, and our most recent Quarterly Reports and Current Reports for a more extensive list of factors that could affect results.

Investor Contact:

Mark Stockard

832-519-2207

mstockard@crestwoodlp.com

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per unit data)

(Unaudited)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2012	2011	2012	2011	2012
Operating revenues
Gathering revenue - related party	$21,658	$27,840	$67,120	$75,706	$21,616
Gathering revenue	13,739	8,007	36,310	17,908	10,734
Processing revenue - related party	6,298	7,183	19,619	21,723	6,550
Processing revenue	2,271	692	4,665	1,867	1,198
Product sales	11,071	14,893	29,258	29,326	8,104

Total operating revenues	55,037	58,615	156,972	146,530	48,202

Operating expenses
Product purchases	10,341	13,482	26,755	26,010	7,441
Operations and maintenance	10,127	10,573	28,725	26,165	8,887
General and administrative	5,777	5,566	19,451	17,996	6,936
Depreciation, amortization and accretion	10,943	9,595	32,427	23,981	10,838

Total operating expenses	37,188	39,216	107,358	94,152	34,102

Gain from exchange of property, plant and equipment	—	1,106	—	1,106	—

Operating income	17,849	20,505	49,614	53,484	14,100

Earnings from unconsolidated affiliate	1,764	—	2,205	—	441

Interest and debt expense	(8,202)	(7,100)	(24,045)	(19,925)	(8,286)

Income before income taxes	11,411	13,405	27,774	33,559	6,255

Income tax expense	306	347	884	898	275

Net income	$11,105	$13,058	$26,890	$32,661	$5,980

General partner’s interest in net income	$4,240	$2,426	$10,944	$4,942	$3,336
Limited partners’ interest in net income	$6,865	$10,632	$15,946	$27,719	$2,644

Basic income per unit:
Net income per limited partner unit	$0.15	$0.27	$0.36	$0.76	$0.06

Diluted income per unit:
Net income per limited partner unit	$0.15	$0.27	$0.36	$0.76	$0.06

Weighted-average number of limited partner units:
Basic	46,564	39,388	44,206	36,424	43,333
Diluted	46,767	39,504	44,395	36,540	43,534
Distributions declared per limited partner unit (attributable to the period ended)	$0.51	$0.48	$1.51	$1.38	$0.50

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(In thousands, except for unit data)

(Unaudited)

	September 30,	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$12	$797
Accounts receivable - related party	22,632	27,312
Accounts receivable	14,063	11,926
Prepaid expenses and other	5,567	1,935

Total current assets	42,274	41,970

Investment in unconsolidated affiliate	129,603	—
Property, plant and equipment, net of accumulated depreciation of $116,486 in 2012 and $89,860 in 2011	785,404	746,045
Intangible assets, net of accumulated amortization of $7,342 in 2012 and $2,440 in 2011	165,839	127,760
Goodwill	95,031	93,628
Deferred financing costs, net	13,604	16,699
Other assets	694	790

Total assets	$1,232,449	$1,026,892

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accrued additions to property, plant and equipment	1,899	7,500
Capital leases	3,658	2,693
Accounts payable - related party	408	1,308
Accounts payable, accrued expenses and other liabilities	36,280	31,794

Total current liabilities	42,245	43,295

Long-term debt	533,200	512,500
Long-term capital leases	3,429	3,929
Asset retirement obligations	13,002	11,545
Commitments and contingent liabilities

Partners’ capital
Common unitholders (41,158,228 and 32,997,696 units issued and outstanding at September 30, 2012 and December 31, 2011)	462,377	286,945
Class C unitholders (6,991,589 and 6,596,635 units issued and outstanding at September 30, 2012 and December 31, 2011)	159,800	157,386
General partner	18,396	11,292

Total partners’ capital	640,573	455,623

Total liabilities and partners’ capital	$1,232,449	$1,026,892

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CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2012	2011
Cash flows from operating activities
Net income	$26,890	$32,661
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	32,427	23,981
Equity-based compensation	1,528	851
Amortization/accretion of deferred financing costs and capital lease obligations	3,110	2,542
Gain from exchange of property, plant and equipment	—	(1,106)
Changes in assets and liabilities:
Accounts receivable - related party	4,680	(5,675)
Accounts receivable	(2,137)	(5,359)
Prepaid expenses and other assets	783	(447)
Accounts payable - related party	(900)	(2,349)
Accounts payable, accrued expenses and other liabilities	3,758	23,366

Net cash provided by operating activities	70,139	68,465

Cash flows from investing activities
Capital expenditures	(28,968)	(31,256)
Acquisitions, net of cash acquired	(87,269)	(349,662)
Proceeds from exchange of property, plant and equipment	—	5,943
Investment in unconsolidated affiliate	(131,250)	—
Capital distributions from unconsolidated affiliate	1,647	—

Net cash used in investing activities	(245,840)	(374,975)

Cash flows from financing activities
Proceeds from issuance of senior notes	—	200,000
Proceeds from credit facility	350,200	100,200
Repayments of credit facility	(329,500)	(155,704)
Payments on capital leases	(2,155)	—
Deferred financing costs paid	(161)	(6,982)
Proceeds from issuance of Class C units, net	—	152,671
Proceeds from issuance of common units, net	217,508	53,550
Contributions from partners	5,930	8,741
Distributions to partners	(66,500)	(45,910)
Taxes paid for equity-based compensation vesting	(406)	—

Net cash provided by financing activities	174,916	306,566

Change in cash and cash equivalents	(785)	56

Cash and cash equivalents at beginning of period	797	2

Cash and cash equivalents at end of period	$12	$58

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

OPERATING STATISTICS

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2012	2011	2012	2011	2012
Barnett:
Gathering revenues	$24,737	$29,042	$74,567	$79,892	$23,771
Processing revenues	8,540	7,842	24,156	23,553	7,732
Product sales	69	—	69	—	—

Total operating revenues	$33,346	$36,884	$98,792	$103,445	$31,503
Product purchases	60	—	60	—	—
Operations and maintenance expense	6,963	6,015	18,438	18,528	5,345

EBITDA	$26,323	$30,869	$80,294	$84,917	$26,158

Gathering volumes (in MMcf)	40,252	46,642	117,434	126,471	36,529
Processing volumes (in MMcf)	14,671	11,975	38,493	36,028	11,765

Fayetteville:
Gathering revenues	$7,043	$6,534	$20,037	$13,095	$6,228
Product sales	131	547	331	1,069	102

Total operating revenues	$7,174	$7,081	$20,368	$14,164	$6,330
Product purchases	137	454	343	1,012	124
Operations and maintenance expense	1,855	3,965	6,399	6,356	2,231

EBITDA	$5,182	$2,662	$13,626	$6,796	$3,975

Gathering volumes (in MMcf)	8,403	7,813	23,049	15,146	7,112

Granite Wash:
Gathering revenues	$465	$113	$874	$208	$270
Processing revenues	29	33	128	37	16
Product sales	10,208	12,529	27,019	24,965	7,436

Total operating revenues	$10,702	$12,675	$28,021	$25,210	$7,722
Product purchases	9,481	11,264	24,514	21,739	6,732
Operations and maintenance expense	560	499	1,619	998	541

EBITDA	$661	$912	$1,888	$2,473	$449

Gathering volumes (in MMcf)	1,856	1,473	4,576	3,011	1,367
Processing volumes (in MMcf)	1,859	1,475	4,566	2,941	1,362

Other:
Gathering revenues	$3,152	$158	$7,952	$419	$2,081
Product sales	663	1,817	1,839	3,292	566

Total operating revenues	$3,815	$1,975	$9,791	$3,711	$2,647
Product purchases	663	1,764	1,838	3,259	585
Operations and maintenance expense	749	94	2,269	283	770

EBITDA	$2,403	$117	$5,684	$169	$1,292

Gathering volumes (in MMcf)	5,041	1,037	17,148	2,655	6,044

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except for per unit data)

(Unaudited)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2012	2011	2012	2011	2012
Net income	$11,105	$13,058	$26,890	$32,661	$5,980
Items impacting net income:
Non-recurring expenses	932	129	2,710	3,166	1,727
Gain from exchange of property, plant and equipment	—	(1,106)	—	(1,106)	—
Non-cash interest expense (write-off of deferred financing costs)	—	—	370	—	—
Interest expense (bridge loan fees)	—	—	—	2,500	—

Adjusted net income	$12,037	$12,081	$29,970	$37,221	$7,707

Net income per limited partner unit (diluted basis)	$0.15	$0.27	$0.36	$0.76	$0.06
Items impacting net income	0.02	(0.03)	0.07	0.12	0.04

Adjusted net income per limited partner unit (diluted basis)	$0.17	$0.24	$0.43	$0.88	$0.10

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2012	2011	2012	2011	2012
Net income	$11,105	$13,058	$26,890	$32,661	$5,980
Depreciation, amortization and accretion expense	10,943	9,595	32,427	23,981	10,838
Income tax expense	306	347	884	898	275
Amortization of deferred financing fees	931	932	3,256	2,542	1,023
Non-cash equity compensation	534	286	1,528	851	500
Maintenance capital expenditures	(1,279)	(320)	(2,872)	(1,025)	(1,079)

Distributable cash flow	22,540	23,898	62,113	59,908	17,537
Add: Non-recurring expenses	932	129	2,710	3,166	1,727
Add: Non-recurring deficiency payment	1,426	—	1,426	—	—
Add: Interest expense (bridge loan fees)	—	—	—	2,500	—
Less: Gain from exchange of property, plant and equipment	—	(1,106)	—	(1,106)	—
Less: Equity earnings from unconsolidated affiliate	(1,764)	—	(2,205)	—	(441)
Add: Adjusted DCF from unconsolidated affiliate	2,062	—	3,812	—	1,750

Adjusted distributable cash flow	$25,196	$22,921	$67,856	$64,468	$20,573

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2012	2011	2012	2011	2012
Total operating revenues	$55,037	$58,615	$156,972	$146,530	$48,202
Product purchases	10,341	13,482	26,755	26,010	7,441
Operations and maintenance expense	10,127	10,573	28,725	26,165	8,887
General and administrative expense	5,777	5,566	19,451	17,996	6,936
Gain from exchange of property, plant and equipment	—	1,106	—	1,106	—
Earnings from unconsolidated affiliate	1,764	—	2,205	—	441

EBITDA	30,556	30,100	84,246	77,465	25,379
Items impacting EBITDA:
Add: Non-recurring expenses	932	129	2,710	3,166	1,727
Less: Gain from exchange of property, plant and equipment	—	(1,106)	—	(1,106)	—
Less: Equity earnings from unconsolidated affiliate	(1,764)	—	(2,205)	—	(441)
Add: Adjusted earnings from unconsolidated affiliate	2,237	—	4,113	—	1,876

Adjusted EBITDA	31,961	29,123	88,864	79,525	28,541
Less:
Depreciation, amortization and accretion expense	10,943	9,595	32,427	23,981	10,838
Interest and debt expense	8,202	7,100	24,045	19,925	8,286
Income tax expense	306	347	884	898	275
Items impacting EBITDA	1,405	(977)	4,618	2,060	3,162

Net income	$11,105	$13,058	$26,890	$32,661	$5,980

NEWS RELEASE

CRESTWOOD MARCELLUS MIDSTREAM LLC

OPERATING STATISTICS

(In thousands)

(Unaudited)

	Three Months Ended	Three Months Ended	Year to Date (from inception
	June 30, 2012	September 30, 2012	of February 23, 2012)
Operating revenue
Gathering revenue	$7,027	$7,976	$15,003

Total operating revenue	7,027	7,976	15,003

Operating expenses
Operations and maintenance	513	815	1,328
General and administrative	1,721	793	2,514
Depreciation, amortization and accretion	2,857	625	3,482

Total operating expenses	5,091	2,233	7,324

Operating income	1,936	5,743	7,679
Interest and debt expense	(677)	(703)	(1,380)

Net income	$1,259	$5,040	$6,299

Add:
Interest and debt expense	677	703	1,380
Depreciation, amortization and accretion	2,857	625	3,482

EBITDA	$4,793	$6,368	$11,161
Non-recurring expenses	568	22	590

Adjusted EBITDA	$5,361	$6,390	$11,751

Volumes:
Gathering volumes (in MMcf)	23,424	26,585	50,009
CMLP’s 35% Interest in Crestwood Marcellus Midstream LLC:
Equity earnings	$441	$1,764	$2,205
EBITDA	$1,678	$2,229	$3,907
Adjusted EBITDA	$1,876	$2,237	$4,113
Gathering volumes (in MMcf)	8,198	9,305	17,503